Exhibit 10.14.4

ZYMAN GROUP, LLC
950 East Paces Ferry Road, N.E.
Suite 3300
Atlanta, Georgia 30326

January 31, 2006

MDC Partners, Inc.
45 Hazleton Avenue
Toronto, Ontario, Canada M5R 2E3

Zyman Company, Inc.
950 East Paces Ferry Road, N.E.
Suite 3300
Atlanta, Georgia 30326

Re:                               Amendment to Amended and Restated Limited Liability Company Agreement of
Zyman Group, LLC (the “Company”) dated April 1, 2005 (the “LLC Agreement”)

Gentlemen:

The undersigned and each of you comprise the parties necessary to effect certain amendments to the LLC Agreement.  The amendments specified below are made in accordance with the provisions of Section 14.4 of the LLC Agreement.  The amendments set forth herein shall be effective upon and at the time Timothy Pearson is hired as the Company’s Chief Executive Officer (the “Amendment Time”).

1.             The Company, MDC Partners Inc. (“MDC”) and Zyman Company, Inc. (“Zyman Co.”, and together with the Company and MDC, collectively, the “Parties”) represent and warrant to each other as follows:

(a)                                  Such Party has the full legal right and capacity to enter into this letter agreement and perform such Party’s obligations hereunder.

(b)                                 This letter agreement has been duly and validly executed and delivered by such Party, and assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal and valid binding obligation of such Party enforceable against such Party in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ right generally.

(c)                                  The execution and delivery by such Party of this letter agreement, and the consummation by such Party of the transactions contemplated herein, have been (or will be on or prior to the Amendment Time) duly authorized by all requisite corporate or limited liability company action, as the case may be, on behalf of such Party, and does not conflict with, or result in a violation or breach of, the formation documents or limited liability company agreement, or charter or bylaws, as the case may be, of such Party.

(d)                                 The execution and delivery by such Party of this letter agreement, and the performance by such Party of its obligations hereunder, and the consummation of the transactions contemplated hereby, will not result in the violation by such Party of any statute, law, rule, regulation or ordinance, or any judgment, decree, order, writ, permit or license of any governmental or regulatory authority applicable to such Party.

(e)                                  With respect to such Party, no consent, approval or action of, or filing with or notice to, any governmental or regulatory authority or other person or party is necessary or required with respect to its execution and delivery of the letter agreement, and the consummation by it of the transactions provided herein.

2.             The first sentence of Section 10.2(a) of the LLC Agreement is hereby amended and restated as follows:

“(a)         Subject to Section 10.2(d), at any time during the period commencing on the fifth anniversary of the Effective Time in the case of the Management Unitholders, and the third anniversary of the Effective Time in the case of Zyman, and ending, solely in the case of the Management Unitholders, on the day prior to the eighth anniversary of the Effective time (such period being referred to herein as the “Special Unit Call Period”) (it being understood that with respect to Zyman, the right of MDC to call the Special Zyman Units shall continue indefinitely), MDC shall have the right (but not the obligation), exercisable no more than once in any twelve-month period (but which may be exercised for all or a portion of such Units upon each such exercise) with respect to each of Zyman and each Management Unitholder, to require Zyman and each Management Unitholder to sell to it (such right, the “Call”), in the case of Zyman, up to an aggregate of 2,750,000 Units (such number of Units, the “Special Zyman Units”) from time to time, and in the case of each Management Unitholder, up to an aggregate of such Management Unitholder’s Pro Rata Portion (as defined in Section 13.1) of 3,250,000 Units during the Special Unit Call Period (such Call, the “Special Unit Call”); provided that MDC shall not be entitled to Call any Units from a Member until the day that is six months and one day after the date on which such Units were acquired by such Member.”

3.             Further, the LLC Agreement is hereby amended to delete all references therein to “Fifth Anniversary Call Period” and “Five Year Call”, and to replace same with “Special Unit Call Period” and “Special Unit Call”, respectively.

4.             Section 10.2(b) of the LLC Agreement is hereby amended and restated as follows:

“(b)         Subject to Section 10.2(d), at any time on or after April 1, 2008, and so long as, prior to such date, SZ has not been terminated under any of the circumstances described in Section 10.4(a) (it being understood that the right of Zyman to put the Special Zyman Units described herein shall continue indefinitely; provided that, if SZ’s employment is terminated as described in Section 10.4(a), Zyman’s rights under this Section 10.2(b) shall automatically terminate), Zyman shall have the right (but not the obligation), exercisable not more than once in any twelve-month period (but, which may be exercised for all or a portion of such Units upon each such exercise), to require MDC to purchase from it (such right, the “Put” (which term shall apply to any similar right held by Zyman or a Management Unitholder under this Article X)), the Special Zyman Units (such Put, the “Special Unit Put”); provided that Zyman shall not be entitled to Put any Units until the day that is six months and one day after the date on which such Units were acquired by Zyman; and provided further, not more than one-half of the Special Zyman Units may be put by Zyman by delivery of a Put Exercise Notice issued prior to April 1, 2009.  Subject to the foregoing, Zyman may exercise the Special Unit Put by delivering written notice of exercise ( a “Put Exercise Notice” (which term shall apply to any notice of exercise of a Put pursuant to this Article X) and together with a Call Exercise Notice, an “Exercise Notice”) to MDC on or after April 1, 2008.  The purchase and sale of the Special Zyman Units upon the exercise of a Special Unit Put shall be made in accordance with the applicable provisions set forth in Section 10.10.  Any Put Exercise Notice delivered pursuant to this section or any other relevant section of this Article X shall set forth the number of Special Zyman Units subject to the Put.  The Special Zyman Units subject to the Special Unit Put at any time shall be reduced by any Special Zyman Units purchased by MDC pursuant to Section 10.2(a).”

5.             Further, the LLC Agreement is hereby amended to delete therefrom all references to “Five Year Put” and to replace same with “Special Unit Put.”

6.             Sections 10.4(a) and 10.5 of the LLC Agreement are each hereby amended to delete the references therein to “fifth anniversary” and replace same with “third anniversary”.

7.             Except as set forth above, the LLC Agreement, as amended herein, shall remain in full force and force without further modification.

8.             This amendment may be executed in one or more counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts taken together shall constitute but one agreement.  Facsimile signatures shall constitute an original.

Zyman Group, LLC

By:
Name:
Title:

Accepted and agreed to:

Zyman Company, Inc.

By:
Name:
Title:

MDC Partners, Inc.

By:
Name:
Title: